ALPINE EQUITY TRUST
AMENDMENT NO. 3 TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of this 17th day of February, 2006, to the Transfer Agent Servicing Agreement, dated as of December 28, 2001, including Amendment No. 1 dated January 1, 2002, Amendment No. 2 dated November 1, 2004 (the “Agreement”) and an addendum dated June 24, 2002, is entered by and between Alpine Equity Trust, a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

WHEREAS, the Trust and USBFS desire to amend said Agreement; and

WHEREAS, Section 6 allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A, the fee schedule of the Agreement, is hereby superceded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALPINE EQUITY TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Sheldon R. Flamm	By: /s/ Joe D. Redwine

Name: Sheldon R. Flamm	Name: Joe D. Rewine

Title: Treasurer	Title: President